Exhibit 99.1

ZIOPHARM Presents Positive Data from Phase II Study of Darinaparsin in Advanced Hematological Malignancies at AACR 2008 Annual Meeting

San Diego, CA, April 16, 2008 - ZIOPHARM Oncology, Inc. (NASDAQ:ZIOP) announced today that it presented positive data from a phase II study of darinaparsin, the Company’s novel organic arsenic compound, in advanced hematological malignancies at the American Association for Cancer Research (AACR) Annual Meeting, April 12-16, 2008 in San Diego, CA.

A total of 40 patients with a variety of hematological malignancies, including leukemias and lymphomas, have been enrolled in the study, with 40 patients evaluable for safety and 21 evaluable for efficacy. In 3 of 7 lymphoma patients evaluable for efficacy, 1 patient (peripheral T-cell lymphoma) achieved a complete response, one patient (nodular sclerosis) is ongoing in cycle 3 with a PET scan interval response, and one patient (B-cell lymphoma) is ongoing with stable disease after 5 cycles of therapy. Of 14 leukemia patients evaluable for efficacy, 6 patients achieved stable disease (3 MDS and 3 CML) and 1 patient withdrew consent prior to efficacy evaluation. The study is ongoing and patient accrual continues. In these patients, therapy with darinaparsin was well tolerated with the most common serious adverse events being constitutional (pyrexia), pulmonary (dyspnea), cardiovascular (hypotension), and infection (sepsis) related.

“Administration of darinaparsin to patients diagnosed with advanced hematological malignancies has been well-tolerated, and tumor response, including a complete response in a highly refractory T-cell lymphoma patient, is very encouraging,” commented Michael Craig, M.D., Assistant Professor and Interim Director of Blood and Marrow Transplantation of West Virginia University and a lead investigator of the study. “Because cure rates are low in advanced disease but progression can be slow, achieving stable disease or better could have a meaningful impact on patient outcome. Further study of darinaparsin in hematological malignancies, particularly in lymphomas, is highly warranted.”

For more details on these trials please see www.clinicaltrials.gov.

About Darinaparsin

Darinaparsin is a proprietary small molecule organic arsenic licensed from The University of Texas M. D. Anderson Cancer Center and Texas A&M University. Darinaparsin induces cell cycle arrest and cell death by targeting several cellular pathways essential for cell survival. Exposure to darinaparsin has a direct as well as indirect effect on mitochondrial functions, resulting in depletion of energy supply to the cell and induction of apoptosis (programmed cell death). Increase in intra-cellular Reactive Oxygen Species enhances this effect on mitochondrial functions and consequently the activation of the signal transduction pathway leading to apoptosis. In addition, darinaparsin interrupts the cell cycle at the G2/M phase of tumor cells inducing cell death through this pathway.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-G

Contact:
Suzanne McKenna
ZIOPHARM Oncology, Inc.
(646) 214-0703
smckenna@ziopharm.com
or
Andrea Rabney
Argot Partners
(212) 600-1902
andrea@argotpartners.com